Exhibit 99.1

COST PLUS, INC. REPORTS SECOND QUARTER RESULTS AND PROVIDES THIRD QUARTER FINANCIAL GUIDANCE

Oakland, CA — August 17, 2006 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its second quarter ended July 29, 2006 and provided financial guidance for its fiscal third quarter and full fiscal year.

Net loss for the second quarter of fiscal 2006 was $11.3 million versus net income of $1.5 million last year. Net loss per diluted share was $0.51 for the second quarter compared to the prior year’s second quarter net income of $0.07 per diluted share. The net loss included $0.17 per diluted share due to the previously announced markdown charge taken to lower retail pricing on certain categories of home furnishings merchandise that the Company desires to sell through.

During the second quarter, total revenue increased 6.2% to $215.3 million from $202.8 million last year. Same store sales for the quarter decreased 3.2% compared to a 1.7% decrease last year. Year-to-date, total revenue was $428.2 million, a 6.3% increase from $402.8 million for the same period last year, with same store sales decreasing 3.7% compared to a decrease of 1.8% last year.

Barry Feld, President and CEO, commented: “As we previously announced, both our total and same store sales results were within our guidance range. While we are not happy with the losses this quarter, we believe we are making the right strategic moves to position the company for long-term growth and success.”

The Company opened two new stores in the quarter. As of August 17, 2006, the Company operated 276 stores in 34 states, compared to 248 stores in 31 states at the same time last year.

Financial guidance for the third quarter of fiscal 2006 is in the range of a loss of $0.38 per diluted share to a loss of $0.46 per diluted share. The following are the major assumptions contained in the guidance:

•	Opening 11 new stores and closing 2 stores versus opening 11 in the third quarter last year.

•	Same store sales between a negative 3% and a positive 1% compared to a negative 4.7% in the third quarter last year.

•	Total sales between $213 million and $221 million.

•	Gross profit rate between 31.7% and 32.0% compared to 33.3% last year.

•	SG&A rate between 36.0% and 37.1%, versus 33.2% last year.

•	Pre-tax loss between $13.6 million and $16.6 million versus a loss of $4.4 million in the third quarter last year.

•	An income tax rate of 39.0%, the same as last year.

•	Net loss between $8.3 million and $10.1 million versus a net loss of $2.7 million in the third quarter last year.

•	Weighted average diluted shares outstanding of 22.1 million versus 22.0 million last year.

Earnings guidance for the fiscal year is in the range of $0.21 to $0.40 per diluted share and is based on a same-store sales range of a negative 3% to flat.

The Company’s second quarter earnings conference call will be today, August 17, 2006, at 1:30 p.m. PT. It will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. Phone numbers for the call are (415) 537-1985 or (212) 676-5400. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at (402) 977-9140, Access Code: 21300066, from 3:30 p.m. PT Thursday to 3:30 p.m. PT on Friday, August 18, 2006. Investors may also access the live call or the replay over the internet at www.worldmarket.com . The replay will be available approximately one hour after the live call concludes.

The above statements relating to anticipated third quarter and fiscal 2006 financial results are “forward-looking statements” that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such risk factors include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts, unaudited)

	Second Quarter
	July 29, 2006		July 30, 2005
Net sales	$215,275	100.0%	$202,766	100.0%
Cost of sales and occupancy	156,726	72.8	133,545	65.9
Gross profit	58,549	27.2	69,221	34.1
Selling, general and administrative expenses	74,554	34.6	63,152	31.1
Store preopening expenses	738	0.3	2,296	1.1
Income (loss) from operations	(16,743)	(7.8)	3,773	1.9
Net interest expense	1,517	0.7	1,381	0.7
Income (loss) before income taxes	(18,260)	(8.5)	2,392	1.2
Income tax expense (benefit)	(7,008)	(3.3)	874	0.4
Net income (loss)	$(11,252)	(5.2)%	$1,518	0.7%
Net income (loss) per share - diluted	$(0.51)		$0.07
Weighted average shares outstanding- diluted	22,065		22,135
New stores opened	2		10

	For the Six Month Period Ended
	July 29, 2006		July 30, 2005
Net sales	$428,239	100.0%	$402,789	100.0%
Cost of sales and occupancy	306,383	71.5	266,849	66.3
Gross profit	121,856	28.5	135,940	33.7
Selling, general and administrative expenses	143,261	33.5	128,309	31.9
Store preopening expenses	2,263	0.5	3,357	0.8
Income (loss) from operations	(23,668)	(5.5)	4,274	1.1
Net interest expense	2,579	0.6	2,107	0.5
Income (loss) before income taxes	(26,247)	(6.1)	2,167	0.5
Income tax expense (benefit)	(10,203)	(2.4)	787	0.2
Net income (loss)	$(16,044)	(3.7)%	$1,380	0.3%
Net income (loss) per share - diluted	$(0.73)		$0.06
Weighted average shares outstanding- diluted	22,063		22,126
New stores opened	9		15

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	July 29, 2006	July 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$2,905	$3,564
Merchandise inventories	276,002	277,531
Other current assets	33,267	18,898
Total current assets	312,174	299,993
Property and equipment, net	203,505	191,830
Goodwill	4,178	4,178
Other assets	16,161	12,570
Total assets	$536,018	$508,571
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$63,053	$47,631
Accrued compensation	12,357	11,659
Short-term borrowings	11,622	26,206
Other current liabilities	26,308	24,903
Total current liabilities	113,340	110,399
Capital lease obligations	11,455	13,099
Long-term debt	67,791	52,916
Other long-term obligations	41,372	35,886
Shareholders’ equity:
Common stock	221	220
Additional paid-in capital	165,372	163,252
Retained earnings	136,397	133,589
Accumulated other comprehensive income (loss)	70	(790)
Total shareholders’ equity	302,060	296,271
Total liabilities and shareholders’ equity	$536,018	$508,571

Contact:

Tom Willardson

(510) 808-9119

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